UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  December 8, 2009

BIO-key International, Inc.

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	1-13463 (Commission File Number)	41-1741861 (I.R.S. Employer Identification No.)

3349 Highway 138, Building D, Suite B

Wall, NJ 07719

(Address of principal executive offices)

(732) 359-1100

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under Exchange Act (17 CFR 240.13e-4(c))

Item 2.01 Completion of Acquisition or Disposition of Assets.

On December 8, 2009, BIO-key International, Inc. (the “Company”) consummated the sale (the “Asset Sale”) of its Law Enforcement division (the “Business”) to InterAct911 Mobile Systems, Inc. (“Buyer”), a wholly-owned subsidiary of InterAct911 Corporation (the “Parent”), pursuant to the Asset Purchase Agreement dated as of August 13, 2009 by and between the Company and Buyer (the “Purchase Agreement”).

Pursuant to the Purchase Agreement, Buyer acquired substantially all of the assets relating to the Business, including the Company’s customer contracts, intellectual property, accounts receivable, equipment, inventories, software, technologies, communication systems and goodwill relating to the Business.  Buyer also assumed certain specified liabilities as set forth in the Purchase Agreement.  The Company and InterAct Public Safety Systems, an affiliate of Buyer, have collaborated on many projects in the past, including partnership arrangements in which products used in the Business (including elements of the MobileCop®, PocketCop®, MobileRescue™, MobileOffice™, and InfoServer™ product lines) have been integrated with those of InterAct Public Safety Systems and sold to law enforcement agencies and other emergency response customers.  Outside of those commercial dealings, there are no material relationships among the Company and Buyer or any of their respective affiliates other than in respect of the Purchase Agreement and the related ancillary agreements.

As consideration for the Asset Sale, Buyer paid the Company an aggregate purchase price of approximately $11.3 million, after customary closing adjustments were made in accordance with the Purchase Agreement.  Of that amount, approximately $7.3 million was paid in cash at the closing of the Asset Sale.  In addition, Buyer issued a promissory note (the “Note”) in the original principal amount of $4 million in favor of the Company.  The Note is to be paid in three equal annual installments beginning on the first anniversary of the closing and will bear interest, payable on a quarterly basis, at a rate per annum equal to six percent (6%) compounded annually on the principal sum from time to time outstanding.  The Note is guaranteed by the Parent and its owner, SilkRoad Equity, LLC (“SilkRoad”), a private investment firm, and is secured by all of the intellectual property assets of the Business being transferred to Buyer as part of the Asset Sale.  In addition, at the closing of the Asset Sale, the Company issued to SilkRoad a warrant to purchase up to 8 million shares of the Company’s common stock at a cash purchase price of $0.30 per share.  This warrant will expire if not exercised prior to the fifth anniversary of the closing.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BIO-KEY INTERNATIONAL, INC.
Date: December 9, 2009
	By:	/s/ Thomas J. Colatosti
Thomas J. Colatosti
Chief Financial Officer